                                                                     EXHIBIT 4.1

                 RAWLINGS SPORTING GOODS COMPANY, INC.

                1994 NON-EMPLOYEE DIRECTORS' STOCK PLAN

         1. Purpose. The purpose of this 1994 Non-Employee Directors' Stock Plan (the "Plan") of Rawlings Sporting Goods Company, Inc. (the "Company") is to promote ownership by non-employee directors of a greater proprietary interest in the Company, thereby aligning such directors' interests more closely with the interests of stockholders of the Company, and assist the Company in attracting and retaining highly qualified persons to serve as non-employee directors.

         2. Definitions. In addition to terms defined elsewhere in the Plan, the following are defined terms under the Plan:

                  (a) "Code" means the Internal Revenue Code of 1986, as amended. References to any provision of the Code include regulations thereunder and successor provisions and regulations.

                  (b) "Deferred Stock" means the credits to a Participant's deferral account under Section 7 each of which represents the right to receive one share of Stock upon settlement of the deferral account. Deferral accounts, and Deferred Stock credited thereto, are maintained solely as bookkeeping entries by the Company evidencing unfunded, generally non-transferable obligations of the Company.

                  (c) "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include rules thereunder and successor provisions and rules.

                  (d) "Fair Market Value" of Stock means the closing price of the Stock on the nearest day preceding the date on which such value is to be determined on which there was a trade, as reported for such day in the table entitled "NASDAQ National Market Issues" contained in The Wall Street Journal or an equivalent successor table.

                  (e) "Option" means the right, granted to a Participant under
Section 6, to purchase Stock at the specified exercise price for a specified period of time under the Plan.

                  (f) "Participant" means a director who is eligible to receive, and is granted Options or Stock, or who defers fees in the form of Deferred Stock, under the Plan.

                  (g) "Stock" means the Common Stock, $.01 par value, of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 8.

         3. Shares Available Under the Plan. The total number of shares of Stock reserved and available for delivery under the Plan is 250,000, subject to adjustment as provided in Section 8 below. Such shares may be authorized but unissued shares or treasury shares. If any Option expires or terminates for any reason without having been exercised in full, the shares subject to the unexercised portion of such Option will again be available for delivery under the Plan.

         4. Administration of the Plan. The Plan will be administered by the Board of Directors of the Company, provided that any action by the Board of Directors relating to the Plan will be taken only if, in addition to any other required vote, approved by the affirmative vote of a majority of the directors who are not then eligible to participate under the Plan.

         5. Eligibility. Each director of the Company who, on any date on which an Option is to be granted under Section 6 or on which fees are to be deferred under Section 7, is not, and has not been during the preceding three months, an employee of the Company or any parent or subsidiary of the Company will be eligible to receive Options or defer fees under the Plan at such date. No person other than those specified in this Section 5 will participate in the Plan.

         6. Stock Options. An Option to purchase 2,500 shares of Stock will be granted to each director of the Company who is then eligible to receive an Option grant effective at the time the Company and underwriters first execute an agreement for the initial public offering of shares of Common Stock of the Company and determine the price of such shares to the public thereunder (such transaction being the "IPO" and such price per share being the "IPO price") and, beginning in 1995, at the close of business of each annual meeting of stockholders at which directors (or a class of directors if the Company then has a classified Board of Directors) are elected or reelected by the Company's stockholders, an Option to purchase 1,000 shares of Stock. Options granted upon the commencement of the IPO shall be cancelled if such IPO is not consummated. In addition, an Option to purchase 2,500 shares of Stock will be granted to each person who is, after commencement of the IPO, first elected or appointed to serve as a director of the Company, such grant to be effective at the date of such first election or appointment, if such director is then eligible to receive an Option grant. The foregoing notwithstanding, no director may be granted more than one award of Options in a given calendar year. Options granted under the Plan will be non-qualified stock options which will be subject to the following terms and conditions:

                  (a) Exercise Price. The exercise price per share of Stock purchasable under an Option will be equal to 100% of the Fair Market Value of Stock on the date of grant of the Option; provided, however, that the exercise price per share of Stock purchasable under Options granted upon commencement of the IPO shall be the IPO price.

                  (b)    Option Term. Each Option will expire at the earlier of
(i) ten years after the date of grant, (ii) 36 months after the Participant ceases to serve as a director of the Company due to death, disability, or retirement at or after age 65, or (iii) 12 months after the Participant ceases to serve as a director of the Company for any reason other than death, disability, or retirement at or after age 65.

                  (c) Exercisability. Each Option will become exercisable as to 25% of the Option Shares in cumulative installments on the first, second, third and fourth anniversaries of the date of grant, and will thereafter remain exercisable until the Option expires; provided, however, that an Option previously granted to a Participant (i) will be fully exercisable after the Participant ceases to serve as a director of the Company due to death, disability, or retirement at or after age 65, and (ii) will be exercisable after the Participant ceases to serve as a director of the Company for any reason other than death, disability, or retirement at or after age 65 only to the extent that the Option was exercisable at the date of such cessation of service.

                  (d) Method of Exercise. Each Option may be exercised, in whole or in part, at such time as it is exercisable and prior to its expiration by giving written notice of exercise to the Company specifying the Option to be exercised and the number of shares to be purchased, and accompanied by payment in full of the exercise price in cash (including by check) or by surrender of shares of Stock of the Company acquired' by the Participant at least six months prior to the exercise date and having a Fair Market Value at the time of exercise equal to the exercise price, or a combination of a cash payment and surrender of such Stock.

         7. Deferral of Fees in Deferred Stock. Each director of the Company may elect to defer fees received in his or her capacity as a director (including annual retainer fees and fees for service on committees or as chairman thereof) under the terms and conditions set forth in this Section 7, provided that such director is eligible under Section 5 hereof to defer fees at the date any such fee is otherwise payable.

                  (a) Deferral Elections. Each director who elects to defer fees for any calendar year must file an irrevocable written deferral election with the Vice President -- Human Resources of the Company or other designated employee of the Company no later than the August 28 of the preceding year, provided, however, that, with respect to the 1994, directors may file such election at any time prior to the effective date of the Plan, and any newly elected or appointed director may file such election not later than 30 days after the date of such election or appointment. Any election of the director shall be deemed to be continuing and therefore applicable to subsequent Plan years unless the director revokes or changes such election by filing a new election form. The election to defer must specify the following:

                  (i) A percentage, not to exceed 100%, of the Participant's fees for the year to be deferred under the Plan;

                  (ii) Whether dividend equivalents on amounts credited to the Participant's deferral account will be paid directly to the Participant or credited to his or her deferral account and deemed to be reinvested in Deferred Stock; and

                  (iii)    The period during which payment will be deferred.

In the event directors' fees are increased during any year, a Participant's deferral elections in effect for such year will apply to the amount of such increase.

                  (b) Crediting of Amounts to Deferral Account. The Company will establish a deferral account for each Participant who elects to defer fees under this Section 7 and will credit such deferral account with an amount, expressed as Deferred Stock, equal to the number of shares of Stock having an aggregate Fair Market Value at the date the deferred fees would have otherwise been payable equal to the amount of such fees deferred. The amount of Deferred Stock so credited shall include fractional shares carried to three decimal places. The foregoing notwithstanding, if any deferral occurs less than six months after the Participant filed the irrevocable election with respect to such deferral, the amount deferred shall be credited to the Participant's deferral account as cash, accruing deemed interest thereon at the Applicable Federal Rate promulgated under Section 1274(d) of the Code for short-term loans with semiannual compounding, until the date six months plus one day after the date of the irrevocable election, at which time the deferral account will be credited with an amount, expressed as Deferred Stock, equal to the number of shares of Stock having an aggregate Fair Market Value at that date equal to the cash amount plus interest then credited to the deferral account (and such cash credits will be eliminated).

                  (c) Payment or Crediting of Dividend Equivalents. Whenever dividends are paid or distributions made with respect to Stock, a Participant shall be entitled to be paid an amount equal in value to the amount of the dividend paid or property distributed on a single share of Stock multiplied by the number of shares of Deferred Stock (including fractions) credited to his or her deferral account as of the record date for such dividend or distribution. Such dividend equivalents shall, in accordance with the Participant's election under Section 7(a), either be paid directly to the Participant or credited to the Participant 's deferral account as an amount, in shares of Deferred Stock, equal to the number of shares of Stock having an aggregate Fair Market Value at the payment date of the dividend or distribution equal to value of such dividend equivalents.

                  (d) Vesting. The interest of each Participant in any benefit payable with respect to a deferral account hereunder shall be at all times fully vested and non-forfeitable.

                  (e) Designation of Beneficiary. Each Participant may designate one or more beneficiaries to receive the amounts distributable from the Participant's deferral account under the Plan in the event of such Participant's death, on forms provided by the Vice President -- Human Resources or other designated employee of the Company. The Company may rely upon the beneficiary designation last filed in accordance with the terms of the Plan.

                  (f) Settlement of Deferral Account. The Company will settle the Participant's deferral account by delivering to the Participant (or his or her beneficiary) the number of shares of Stock equal to the number of whole shares of Deferred Stock then credited to the deferral account (or a specified portion in the event of any partial settlement), with cash to be paid in lieu of any fractional share retaining at a time that less than one whole share of Deferred Stock is credited to such deferral account.

         8. Adjustment Provisions. In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, extraordinary dividend having a value in excess of 150% of the quarterly dividends paid during the preceding l2-month period, liquidation, dissolution, or other similar corporate transaction or event affects Stock such that an adjustment is determined by the Board of Directors to be appropriate in order prevent dilution or enlargement of Participants' rights under the Plan, then the Board of Directors will, in a manner that is proportionate to the change to the Stock and is otherwise equitable, adjust (i) any or all of the number or kind of shares of Stock reserved for issuance under the Plan, (ii) the number or kind of shares of Stock to be subject to each automatic grant of Options under Section 6, (iii) the number and kind of shares of Stock issuable upon exercise of outstanding Options, and/or the exercise price per share thereof (provided that no fractional shares will be issued upon exercise of any Option), and (iv) the number of kind of shares of Stock to be delivered upon settlement of deferral accounts under Section 7. The foregoing notwithstanding, no adjustment may be made hereunder except as shall be necessary to maintain the proportionate interest of a Participant under the Plan and to preserve, without exceeding, the value of outstanding Options and Deferred Stock and potential grants of Options and Stock. If at any date an insufficient number of shares are available for the automatic grant of Options or the deferral of fees at that date, Options will first be automatically granted under Section 6 proportionately to Participants, to the extent shares are available, and then, if any shares remain, fees will be deferred in the form of Deferred Stock proportionately among Participants under Section 7, to the extent shares are available.

         9. Changes to the Plan. The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or authority to grant Options or defer fees in the form of Deferred Stock under the Plan without the consent of stockholders or Participants, except that any such action will be subject to the approval of the Company's stockholders at the next annual meeting of stockholders having a record date after the date such action was taken if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if the Board of Directors determines in its discretion to seek such stockholder approval; provided, however, that, without the consent of an affected Participant, no such action may impair the rights of such Participant with respect to any previously granted Option or any previous deferral under the Plan; and provided further, that any Plan provision that specifies the directors who may receive grants of Options, the amount and price of securities to be granted to such directors, and the timing of grants to such directors, or is otherwise a "plan provision" referred to in Rule 16b-3(c)(2)(ii)(B) under the Exchange Act, shall not be amended more than once every six months, other than to comport with changes in the Code or the rules thereunder.

         10.      General Provisions.

                  (a) Consideration for Grants; Agreements. Options will be granted under the Plan in consideration of the services of Participants and, except for the payment of the exercise price in the case of an Option, no other consideration shall be required therefor. Grants of Options will be evidenced by agreements executed by the Company and the Participant containing the terms and conditions set forth in the Plan together with such other terms and conditions not inconsistent with the Plan as the Board of Directors may from time to time approve.

                  (b) Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Stock in connection with any Option or settlement of any deferral account in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or subject to any other law, regulation, or contractual obligation, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

                  (c) Non-transferability. Options, Deferred Stock, and any other right under the Plan that may constitute a "derivative security" as generally defined in Rule 16a-1(c) under the Exchange Act will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated beneficiary in the event of a Participant's death), and will be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative.

                  (d) Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 under the Exchange Act in connection with any grant of Options to or deferral of fees in the form of Deferred Stock by a Participant. Accordingly, if any provision of this Plan or any agreement hereunder does not comply with the requirements of Rule 16b-3 as then applicable to any such Participant, or would cause any Participant to no longer be deemed a "disinterested person" within the meaning of Rule 16b-3, such provision will be construed or deemed amended to the extent necessary to conform to such requirements with respect to such Participant. In addition, the Board of Directors shall have no authority to make any amendment, alteration, suspension, discontinuation, or termination of the Plan or any agreement hereunder, to make any adjustment under Section 8, or take other action if and to the extent such authority would cause a Participant's transactions under the Plan not to be exempt, or would cause a Participant no longer to be deemed a "disinterested person," under Rule 16b-3 under the Exchange Act.

                  (e) Continued Service as an Employee. If a Participant ceases serving as a director and, immediately thereafter, he is employed by the Company or any subsidiary, then, solely for purposes of Sections 6(b) and (c) of the Plan, such Participant will not be deemed to have ceased service as a director at that time, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service as a director; provided, however, that such former director will not be eligible for additional grants of Options or deferrals under the Plan.

                  (f) No Right to Continue as a Director. Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any right to continue to serve as a director of the Company.

                  (g) No Stockholder Rights Conferred. Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any rights of a stockholder of the

Company unless and until shares of Stock are in fact issued to such Participant upon the valid exercise of an Option or delivered upon settlement of deferral accounts under Section 7.

                  (h) Governing Law. The validity, construction, and effect of the Plan and any agreement hereunder will be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

         11. Effective Date and Duration of Plan. The Plan will be effective at such time, after the stockholder of the Company has approved it, that the Company has first registered a class of equity securities under Section 12 of the Exchange Act. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for issuance under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Options or Deferred Stock under the Plan.

Adopted by the Board of Directors:                            June 15, 1994
Amended by the Board of Directors:                            October 13, 1994
Amended by Shareholders:                                      May 15, 2001